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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  SEB Trygg Life (USA) Assurance Company SEPARATE ACCOUNT I

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         2999 North 44th Street, Suite 250
         Phoenix, Arizona 85018

Telephone Number (including area code):

800-554-3862

Name and address of agent for service of process:

         J. Michael Low
         2999 North 44th Street
         Suite 250
         Phoenix, Arizona 85018

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              Yes _X_       No ___




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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Columbus and the State of Ohio on the 5th day of March 2001.


(SEAL)                              SEB Trygg Life (USA) Assurance Company
                                    SEPARATE ACCOUNT I
                                    (Name of Registrant)


                                    BY:  SEB Trygg Life (USA) Assurance Company
                                         Limited
                                         (Name of Depositor)


Attest:  /s/  Per Jacobson**        BY:  /s/  Anders Mossberg*
         -------------------             ---------------------
              Per Jacobson                    Anders Mossberg
                                        (Name of officer of Depositor)
Title:        Vice-President        Title:     President



*By:  /s/     Robert Tuch
      ---------------------
              Robert Tuch, pursuant to a power of attorney dated December 1,
              2000 filed as an exhibit to Registrant's registration on Form N-4.

**By:  /s/    Curtis Barnes
       --------------------
              Curtis Barnes, pursuant to a power of attorney dated December 1,
              2000 filed as an exhibit to Registrant's registration on Form N-4.